                                                 Exhibit 1(a)
                                                 ____________

                      AFD EXCHANGE RESERVES


                Certificate of Amendment of the
               Agreement and Declaration of Trust
               __________________________________



         The undersigned, being the Secretary of AFD Exchange Reserves (the "Trust"), a trust with transferable shares of the type commonly called a Massachusetts business trust, DOES HEREBY CERTIFY that, pursuant to the authority conferred upon the Trustees of the Trust by Section 9.3 of its Agreement and Declaration of Trust, dated January 14, 1994 (the "Declaration"), the Declaration is hereby amended as follows:

         The first sentence of paragraph (ii) of Section 6.2(k) of the Declaration is amended in its entirety to read as follows:

               "(ii) Without limitation of the foregoing, each Class B Share of any Portfolio (including without limitation the Class B Shares of the Initial Portfolio), other than Shares purchased through the automatic reinvestment of dividends or distributions with respect to the Class B Shares of such Portfolio, shall be converted automatically, and without any action or choice on the part of the holder thereof, into Class A Shares of such Portfolio on (i) the date that would have been the conversion date of the class B shares of the Source Investment Company for which the converting Class B Shares of the Trust were originally exchanged pursuant to Section 6.1(d) had such shares of the Source Investment Company not been so exchanged, or
         (ii) if the shares of the Source Investment Company were held as the result of a series of exchanges, the date that would have been the conversion date of the class B shares of the investment company to which the holder originally subscribed had such shares to which the holder originally subscribed not been so exchanged, or (iii) such date as may be from time to time established by the Trustees and specified in the Prospectus in effect when such Shares were issued, or in a notice subsequently given to the holders thereof, provided, that the Trustees may not change the date on which any Class B Shares shall automatically convert into Class A

         Shares to a date later than that in effect at the date on which such Class B Shares are issued without the consent of the holders thereof (the date established in accordance with clause (i), clause (ii) or clause (iii) of this sentence being herein sometimes referred to as the "Conversion
         Date" of the Class B Shares so converted)."

    IN WITNESS WHEREOF, the undersigned has set his hand and seal this 8th day of November, 1995.



                                    /s/    Edmund P. Bergan, Jr.
                                    Name:  Edmund P. Bergan, Jr.
                                    Title: Secretary



                         ACKNOWLEDGEMENT
                         _______________

STATE OF NEW YORK )
                  : ss.
COUNTY OF NEW YORK)                            November 8, 1995

         Then personally appeared the above named Edmund P.
Bergan, Jr. and acknowledged the foregoing instrument to be his free act and deed.

         Before me,


                        /s/ Mary Ann Milley
                        Notary Public


                        My commission expires: January 6, 1996

                             MARY ANN MILLEY
                             Notary Public State of New York
                                  No. 24-4850080
                             Qualified in Kings County
                             Commission Expires Jan 6, 1996









00250163.AH3